EXHIBIT 99.1

Corvus Pharmaceuticals Provides Business Update and Reports First Quarter 2022 Financial Results

Corvus to Host R & D Symposium on May 10

BURLINGAME, Calif., May 05, 2022 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (Corvus or the Company) (Nasdaq: CRVS), a clinical-stage biopharmaceutical company, today provided a business update and reported financial results for the quarter ended March 31, 2022.

“We are advancing our three clinical product candidates according to a clear strategy focused on the interaction of tumors with the immune system,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “Our product candidates have demonstrated enhanced immune responses to a wide range of solid and hematologic cancers and are designed to act alone or in combinations. We are a leader in the modulation of CD73 and adenosine to affect tumor immunity, with mid-to-late stage clinical trials for mupadolimab and ciforadenant on track for initiation later this year. In addition, we have demonstrated encouraging potential of our ITK inhibitor on T cell differentiation, raising important new potential applications in cancer and autoimmune diseases.”

2022 Key Areas of Focus
Corvus is advancing three clinical programs in 2022, including plans for a Phase 2 study for mupadolimab in front-line non-small cell lung cancer (NSCLC), a Phase 1b/2 study for ciforadenant in front-line renal cell cancer (RCC), and the ongoing Phase 1/1b study for CPI-818 in T-cell lymphoma.

The Company will host an R&D Symposium on Tuesday, May 10, 2022 to provide an update on these clinical programs. The event will take place in New York City from 9:00 – 11:30 am Eastern Time. A webcast of the event will be available on the Corvus website at www.corvuspharma.com.

Mupadolimab (anti-CD73)

  The Company continues to enroll its two Phase 1b/2 clinical trial expansion cohorts of patients with (1) head and neck cancers that have failed previous treatment with anti-PD-1 therapy and chemotherapy and (2) relapsed refractory NSCLC who have failed previous treatment with anti-PD(L)-1 therapy and chemotherapy. Up to 15 patients will be enrolled in each expansion cohort and treated with the combination of mupadolimab and pembrolizumab.
  The Company plans to initiate a randomized Phase 2 clinical trial evaluating mupadolimab as a front-line therapy for the treatment of patients with advanced NSCLC later this year. The randomized, blinded clinical trial will compare standard chemotherapy plus pembrolizumab (anti-PDL-1) with or without mupadolimab. The Company intends to enroll approximately 150 patients with any tumor PDL-1 expression in the clinical trial, potentially addressing a large patient population. The primary endpoint for the study will be progression free survival and secondary endpoints will evaluate objective response rate and overall survival.

Ciforadenant (adenosine 2a receptor antagonist)

  The Company plans to collaborate with the Kidney Cancer Clinical Trials Consortium to initiate an open-label Phase 2 clinical trial evaluating ciforadenant as a first-line therapy for metastatic RCC in combination with ipilimumab (anti-CTLA-4) and nivolumab (anti-PD-1). The clinical trial, which is anticipated to be initiated in the third quarter 2022, will enroll up to 60 patients and is intended to evaluate the potential for ciforadenant to generate increased complete responses and deep responses in the front-line setting. The Kidney Cancer Clinical Trials Consortium is comprised of a group of leading cancer centers in the United States led by investigators at MD Anderson. The trial design is based on Corvus’ preclinical research published in 2018 in Cancer Immunology Research that demonstrated impressive antitumor control and cures in several animal models using ciforadenant in combination with anti-CTLA4 and anti-PD1.

CPI-818 (selective ITK inhibitor)

  Corvus and its partner in China, Angel Pharmaceuticals, are enrolling patients with relapsed T cell lymphomas in Phase 1/1b trial evaluating single agent therapy with CPI-818. Angel Pharmaceuticals is responsible for all expenses related to conducting the clinical trial in China. Monitoring of immune modulation of normal T cells as well as safety and anti-tumor activity are being assessed in the clinical trial, with data expected later this year. Based on interim results observed in patients with peripheral T cell lymphoma (PTCL) in these Phase 1/1b clinical trials, the Company believes such results could provide the foundation for a potential global phase 2 clinical trial in advanced PTCL.

Financial Results
As of March 31, 2022, Corvus had cash, cash equivalents and marketable securities totaling $62.9 million. This compared to cash, cash equivalents and marketable securities of $69.5 million as of December 31, 2021.

Research and development expenses for the three months ended March 31, 2022 totaled $5.1 million compared to $8.2 million for the same period in 2021. The decrease of $3.1 million was primarily due to lower outside clinical trial and personnel costs.

The net loss for the three months ended March 31, 2022 was $8.3 million compared to a net loss of $11.6 million for the same period in 2021. Total stock compensation expense for the three months ended March 31, 2022 was $0.7 million compared to $1.2 million for the same period in 2021 and the non-cash loss from our equity method investment in Angel Pharmaceuticals was $1.0 million for the three months ended March 31, 2022 compared to $0.1 million in the same period in 2021.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company. Corvus’ lead product candidate is mupadolimab (CPI-006), a humanized monoclonal antibody directed against CD73 that has exhibited immunomodulatory activity and activation of immune cells in preclinical and clinical studies. The Company’s second clinical program, CPI-818, is an investigational, oral, small molecule drug that selectively inhibited ITK in preclinical studies and is in a multicenter Phase 1/1b clinical trial in patients with several types of T-cell lymphomas. Its third clinical program, ciforadenant (CPI-444), is an oral, small molecule inhibitor of the A2A receptor. For more information, visit www.corvuspharma.com.

About Mupadolimab
Mupadolimab (CPI-006) is an investigational, potent humanized monoclonal antibody that is designed to react with a specific site on CD73. In preclinical studies, it has demonstrated immunomodulatory activity resulting in activation of lymphocytes, induction of antibody production from B cells and effects on lymphocyte trafficking. While there are other anti-CD73 antibodies and small molecules in development for treatment of cancer, such agents react with a different region of CD73. Mupadolimab is designed to react with a region of the molecule that acts to stimulate B cells and block production of immunosuppressive adenosine. Mupadolimab is being studied in combination with pembrolizumab in a Phase 1b/2 clinical trial in patients with advanced head and neck cancers and in patients with NSCLC that have failed chemotherapy and anti-PD(L)1 therapy. It is postulated that the activation of B cells will enhance immunity within the tumors of these patients, leading to improved clinical outcomes.

About CPI-818
CPI-818 is an investigational small molecule drug given orally that has selectively inhibited ITK (interleukin-2-inducible T-cell kinase) in preclinical studies. It was designed to possess dual properties: to block malignant T-cell growth and to modulate immune responses. ITK, an enzyme, is expressed predominantly in T-cells and plays a role in T-cell and natural killer (NK) cell lymphomas and leukemias, as well as in normal immune function. Interference with ITK signaling can modulate immune responses to various antigens. The Company believes the inhibition of specific molecular targets in T-cells may be of therapeutic benefit for patients with T-cell lymphomas and leukemias and in patients with autoimmune diseases. The Company is conducting a Phase 1/1b trial in patients with refractory T-cell lymphomas that was designed to select the optimal dose of CPI-818 and evaluate its safety, PK, target occupancy, biomarkers and efficacy. Interim data from the Phase 1/1b clinical trial of CPI-818 for T cell lymphoma demonstrated tumor responses in very advanced, refractory, difficult to treat T cell malignancies.

About Ciforadenant
Ciforadenant (CPI-444) is an investigational small molecule, oral, checkpoint inhibitor designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine in the tumor microenvironment to the A2A receptor. Adenosine, a metabolite of ATP (adenosine tri-phosphate), is produced within the tumor microenvironment where it may bind to the adenosine A2A receptor present on immune cells and block their activity.

About Angel Pharmaceuticals
Angel Pharmaceuticals is a privately held biopharmaceutical company developing a pipeline of precisely targeted investigational medicines for cancer, autoimmune, infectious and other serious diseases in China. Angel Pharmaceuticals was launched through a collaboration with U.S.-based Corvus Pharmaceuticals and investments from investors in China. Angel Pharmaceuticals licensed the rights to develop and commercialize Corvus’ three clinical-stage candidates – mupadolimab, CPI-818 and ciforadenant – in greater China and obtained global rights to Corvus’ BTK inhibitor preclinical programs. Under the collaboration, Corvus currently has a 49.7% equity stake in Angel Pharmaceuticals excluding 7% of Angel’s equity reserved for issuance under the Angel ESOP, and Corvus has designated three individuals on Angel’s five-person Board of Directors. For more information, visit www.angelpharma.com.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of mupadolimab, CPI-818 and ciforadenant; the Company’s ability and Angel Pharmaceutical’s ability, as well as the timing thereof, to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, including the Company’s planned Phase 2 clinical trial of mupadolimab, the Company and Angel’s Phase 1/1b clinical trials of CPI-818 as well as a potential global phase 2 study clinical trial in advanced PTCL and the Company’s plan to initiate a Phase 2 clinical trial with ciforadenant in collaboration with the Kidney Cancer Clinical Trials Consortium; the timing of the availability and announcement of clinical data and certain other product development milestones, including the timing of initial results in the Phase 1b/2 clinical trial for CPI-818; and the expected trial design and number of patients enrolled in the Company’s upcoming planned clinical trials. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Securities and Exchange Commission on or about the date hereof, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of mupadolimab, CPI-818 and ciforadenant; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials; the results of preclinical studies may not be predictive of future results; the unpredictability of the regulatory process; regulatory developments in the United States, and other foreign countries; regulatory developments in the United States, and other foreign countries; the costs of clinical trials may exceed expectations; and the Company’s ability to raise additional capital. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The Company’s results for the quarter ended March 31, 2022 are not necessarily indicative of its operating results for any future periods.

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
	(unaudited)
Operating expenses:
Research and development	$5,100	$8,230
General and administrative	2,313	3,253
Total operating expenses	7,413	11,483
Loss from operations	(7,413)	(11,483)
Interest income and other expense, net	11	3
Sublease income - related party	146	-
Loss from equity method investment	(1,041)	(100)
Net (loss) income	$(8,297)	$(11,580)
Net (loss) income per share, basic and diluted	$(0.18)	$(0.34)
Shares used to compute net (loss) income per share, basic and diluted	46,553,511	34,515,116

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	March 31,	December 31,
	2021	2021
	(unaudited)
Assets
Cash, cash equivalents and marketable securities	$62,944	$69,451
Operating lease right-of-use asset	2,952	3,190
Other assets	2,023	2,548
Investment in Angel Pharmaceuticals	33,371	34,266
Total assets	$101,290	$109,455
Liabilities and stockholders' equity
Accounts payable and accrued liabilities and other liabilities	$8,175	$8,646
Operating lease liability	3,393	3,647
Stockholders' equity	89,722	97,162
Total liabilities and stockholders' equity	$101,290	$109,455

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
Real Chemistry
+1-949-903-4750
sseapy@realchemistry.com